CONFIDENTIAL SEVERANCE AGREEMENT

         This Confidential Severance Agreement ("Agreement") is made in the State of Arizona by and between Jean-Luc Guy Valente ("Employee"), and Viasoft, Inc., a Delaware corporation, its direct and indirect subsidiaries and affiliates, and its and their respective businesses (the "Company").

                                    RECITALS

         WHEREAS, Employee is employed by the Company; and

         WHEREAS, the parties have mutually agreed that Employee will resign as an officer and employee of the Company; and

         WHEREAS, the parties desire to express in a written agreement their mutual agreements, covenants, promises, and understanding with respect to the termination of Employee's employment relationship.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

         1. TERMINATION OF EMPLOYMENT. Employee shall deliver his resignation as an employee and officer of the Company to be effective as of September 30, 1998 (the "Termination Date"), and the Company shall accept such resignation. The Company shall pay Employee on or before September 30, 1998, for his regular existing salary through September 30, 1998 and his accrued but unused vacation time, all net of applicable withholding taxes. Employee acknowledges that following payment of the amounts set forth in the previous sentence, the Company will have paid Employee all wages and compensation to which he was entitled as an employee of the Company. The parties acknowledge and agree that Employee shall not be an employee of the Company after the Termination Date, notwithstanding Employee's continued receipt of certain sums as described in this Agreement.

         2. SEVERANCE BENEFITS.

                  a. SEVERANCE PAY. The Company will: (1) continue paying Employee his existing salary, net of applicable withholding, through March 31, 1999, on the Company's regular pay days; and (2) continue Employee's group health plan coverage through March 31, 1999, with Employee's portion of the premium for such coverage deducted from the severance payments described above. The Company's payment of the employer portion of group health plan coverage during this severance period shall not affect Employee's rights to eighteen months of COBRA insurance after March 31, 1998, upon payment of appropriate amounts and on terms and conditions set forth under the laws and regulations governing COBRA insurance benefits. The Company also shall reimburse Employee for any valid business expenses he incurred on or prior to September 30, 1998,

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in  accordance  with the  Company's  Travel and  Expense  policy,  provided  the expenses are submitted to the Company on or before October 15, 1998. The Company also shall reimburse Employee for amounts, if any, for which Employee is entitled to reimbursement under the Company's Employee Stock Purchase Plan through and including the Termination Date.

                  b. CONSIDERATION. Employee acknowledges that it is not the Company's usual policy to provide all of the severance benefits and other consideration set forth in this Agreement, and that he would not be entitled to those benefits and consideration if he were not releasing his Claims under this Agreement.

         3. WAIVER AND RELEASE OF CLAIMS. Employee covenants not to sue for, and waives and releases all of his existing rights to, any relief of any kind from the Company, its insurers, affiliates, divisions, directors, officers, shareholders, employees, agents, successors, assigns, and members ("the Employer"), including without limitation all claims that arise out of or that relate to his employment or the termination of his employment with the Company, all claims that arise out of or that relate to the statements or actions of the Employer or any contract or agreement with the Employer, all claims that arise under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Arizona Civil Rights Act, all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision, all claims that Employer engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, or rule of decision, and all claims for attorneys' fees, liquidated damages, punitive damages, costs, and disbursements ("Claims"); provided, however, that this release does not apply to any rights of Employee accrued through and including the Termination Date under the Employee's stock option agreements. If Employee breaches the covenant not to sue described in this paragraph, Employee agrees to indemnify, hold harmless, and reimburse the Employer for attorneys' fees and costs the Employer incurs defending Employee's action.

         4.  INDEMNIFICATION.   Notwithstanding  any  other  provision  of  this
Agreement, the Company agrees to indemnify Employee in accord with Article IX of the Company's Restated Certificate of Incorporation dated February 23, 1995.

         5. MUTUAL CONFIDENTIALITY.

                  a. GENERAL STANDARD. The parties intend that the terms and conditions upon which this matter has been settled, including the provisions of this Agreement ("Confidential Information"), will be forever treated as confidential. Employee and the Company will not disclose Confidential Information to any person or entity at any time, except as provided herein.

                  b. EXCEPTIONS.

                           (1) It will not be a violation of this  Agreement for
Employee to disclose Confidential Information to his attorneys.

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
                           (2) It will not be a violation of this  Agreement for
Employee to disclose Confidential Information to his spouse, to his accountants or to his tax planners, provided that if Employee discloses Confidential Information to any such person, he must simultaneously inform that person that the information is considered confidential, and that the person cannot disclose the information to any other person without the advance written consent of Employee and the Company. Any disclosure of Confidential Information by any such person will be considered a disclosure by Employee.

                           (3) It will not be a violation of this  Agreement for
the Company to disclosure Confidential Information to its attorneys, to its auditors, to its insurers, to its accountants, to its tax planners, to the Securities and Exchange Commission, National Association of Securities' Dealers, or other governmental entities or self-regulatory organizations, to its affiliates, divisions, directors, officers, shareholders, employees, representatives, or other agents who have a legitimate reason to obtain the Confidential Information in the course of performing their duties or responsibilities for the Company, or as necessary or advisable in compliance with its disclosure obligations under applicable law or accounting rules.

                           (4) It will not be a violation of this  Agreement for
either party to give truthful testimony in response to direct questions asked pursuant to an enforceable court order obtained after providing notice to the other party, which order pays due regard to the concerns for confidentiality expressed by the parties herein.

         6. NON-DISPARAGEMENT. Employee will not disparage, defame, or besmirch the reputation, character, image, or services of the Company, its affiliates, divisions, directors, officers, shareholders, employees, or agents.

         7. CLAIMS INVOLVING THE COMPANY. Employee will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or any of its affiliates, divisions, directors, officers, shareholders, employees, agents, successors, or assigns, nor will Employee voluntarily aid, assist, or cooperate with any such claims or lawsuits; provided, however, that this paragraph will not be construed to prevent Employee from giving truthful testimony in response to direct
questions   asked  pursuant  to  a  lawful  subpoena  during  any  future  legal proceedings.

         8. TIME TO CONSIDER AGREEMENT. Employee understands that the Company's offer as set forth in this Agreement shall expire on September 18, 1998 at 5:00 p.m. unless Employee executes the Agreement and the Company receives it prior to that time.

         9. RETURN OF COMPANY PROPERTY. Employee agrees to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files, computer disks, and Employee agrees to remove from any person computer all data files containing Company information.

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
         10. CONFIDENTIALITY AGREEMENT. Employee acknowledges and reaffirms his obligations under the Company's Employment Confidentiality and Proprietary Information Agreement dated April 11, 1996.

         11. AGREEMENT NOT TO SOLICIT CUSTOMERS. Employee agrees that for a period of twelve (12) months after the Termination Date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (a) any person or entity whose account with the Company was sold or serviced (including maintenance) by the Company during the twelve (12) months preceding the Termination Date, or (b) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the twelve (12) month period prior to the Termination Date.

         12. AGREEMENT NOT TO SOLICIT EMPLOYEES AND CONTRACTORS. Employee agrees that for a period of twelve (12) months after the Termination Date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person then employed by the Company or then serving as a consultant, sales representative or distributor or reseller of the Company.

         13. FULL COMPENSATION. The payments made and other consideration provided under this Agreement constitute full compensation for and extinguish all Employee's Claims, including, but not limited to, all Claims for attorneys' fees, costs, and disbursements, and all Claims for any type of legal or equitable relief.

         14. EMPLOYEE COOPERATION. Employee agrees to cooperate in all reasonable requests of the Company, in connection with any litigation, administrative proceeding or any other claim of a third party against the Company relating to acts or omissions of Employee or of which Employee would have personal knowledge or other information, including, without limitation, providing information, deposition testimony, appearing in court, etc. The Company agrees to pay Employee all reasonable out-of-pocket expenses in connection with such assistance.

         15. NO ADMISSION OF WRONGDOING. This Agreement does not constitute an admission that any person or entity violated any local, state, or federal ordinance, regulation, ruling, statute, rule of decision, or principle of common law, or that any person or entity engaged in any improper or unlawful conduct or wrongdoing. Employee will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission or indication that any person or entity engaged in any improper or unlawful conduct or wrongdoing.

         16. LEGAL REPRESENTATION. Employee acknowledges that he has retained and consulted with his own attorneys prior to executing this Agreement. Employee acknowledges that he has had a full opportunity to consider this Agreement, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, and that in deciding whether to sign this Agreement he has not relied upon any statements made by the Company or its attorneys, other than the statements made in this Agreement. Employee further acknowledges that he has

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
read and understands the contents to this Agreement and that he executes this Agreement knowingly and voluntarily and based upon and with the opportunity to obtain independent legal advice of his own choosing.

         17. AUTHORITY. Employee represents and warrants that he has the authority to enter into this Agreement, and that he has not assigned any Claims to any person or entity.

         18. INVALIDITY. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and enforceable.

         19. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns.

         20. ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein are intended to and do define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement are intended by any party to be legally binding, and all other agreements and understandings between Employee and the Company relating to Employee's employment with the Company are hereby superseded. No provision of this Agreement shall be amended, waived, or modified except by an instrument in writing, signed by all parties hereto.

         21.   HEADINGS.   The  descriptive   headings  of  the  paragraphs  and
subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

         22. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         23. GOVERNING LAW. This Agreement will be construed in accord with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Arizona.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

         DATED this 17TH day of September, 1998.



                                           /s/ Jean-Luc Guy Valente
                                           -------------------------------------
                                           Jean-Luc Guy Valente

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
         DATED this 17TH day of September, 1998.

                                       Viasoft, Inc.


                                       By: /s/ Kevin M. Hickey
                                           -------------------------------------
                                           Kevin M. Hickey
                                           President and Chief Operating Officer

STATE OF ARIZONA           )
                           ) ss.
County of Maricopa         )

         The foregoing instrument was acknowledged before me this 17TH day of September, 1998, by JEAN-LUC GUY VALENTE.


                                           /s/ Joni K. Summers
                                           -------------------------------------
                                           Notary Public

My Commission Expires:

MARCH 30, 2000


STATE OF ARIZONA           )
                           ) ss.
County of Maricopa         )

         The foregoing instrument was acknowledged before me this 17TH day of September, 1998, by KEVIN M. HICKEY.


                                           /s/ Denene A. Till
                                           -------------------------------------
                                           Notary Public


My Commission Expires:

DECEMBER 31, 2001

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